    As filed with the Securities and Exchange Commission on April 26, 1999.
                                                   Registration No. 333- _____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   CNET, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             13-3696170
-------------------------------                             -------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                              150 CHESTNUT STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 395-7800
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                ---------------

                                Halsey M. Minor
          Chairman of the Board, President and Chief Executive Officer
                              150 Chestnut Street
                        San Francisco, California 94111
                                 (415) 395-7800

                     (Name, address, and telephone number,
                   including area code, of agent for service)

                                ---------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                        CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                 AMOUNT             PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
    TITLE OF SHARES              TO BE              AGGREGATE PRICE           AGGREGATE             REGISTRATION
    TO BE REGISTERED           REGISTERED             PER UNIT(1)          OFFERING PRICE(1)             FEE
-----------------------------------------------------------------------------------------------------------------------
     Common Stock,
    $.0001 par value             258,446               $96.50 (2)              $24,940,039 (2)          $6,933.33
=======================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of the common stock of CNET, Inc. on April 20, 1999, as reported by the Nasdaq National Market.

               -------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   CNET, INC.

                                 258,446 SHARES
                                  COMMON STOCK


                           ------------------------



         Certain of our stockholders are offering 258,446 shares of our common stock. We will not receive any of the proceeds from the stockholders' sale of the shares offered in this prospectus. These shares were issued by us to the selling stockholders in connection with our acquisition of KillerApp Corporation, on March 22, 1999.



         Our common stock is quoted on the Nasdaq National Market under the symbol "CNET." The last reported sale price of our common stock on April 23, 1999 was $137.93 per share.



                           ------------------------





         See "Risk Factors" beginning on page 4 to read about certain factors you should consider before buying shares of our common stock.



                           ------------------------




         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           ------------------------



         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                           ------------------------


                        Prospectus dated April 23, 1999.

We are a Delaware corporation. Our principal executive offices are located at 150 Chestnut Street, San Francisco, California 94111, and our telephone number is (415) 395-7800. In this prospectus, the "Company," "CNET," "we," "us" and "our" refer to CNET, Inc. and its subsidiaries, unless the context otherwise requires.
























                               TABLE OF CONTENTS


Summary..................................................................... 1
Risk Factors................................................................ 5
Incorporation of Certain Documents by Reference.............................14
Where You Can Get More Information..........................................14
Selling Stockholders........................................................15
Plan of Distribution........................................................16
Use of Proceeds.............................................................16
Legal Matters...............................................................16
Experts.....................................................................16

                                    SUMMARY

         This summary highlights some important information from this prospectus, but does not contain all material information about us or the offering. You should read the more detailed information and financial statements and notes appearing in, or incorporated by reference in, this prospectus. You should carefully consider, among other things, the information set forth in "Risk Factors."

                                  THE COMPANY

         We are a leading media company. We provide consumers with information both online and on television regarding:

         o   computers

         o   the Internet

         o   digital technologies

Based on the volume of traffic over our branded online network, we believe that we have established a leadership position in our market. We believe that our network is the most frequently used source of technology information online, with an average of 9.5 million pages viewed daily during the first quarter of 1999. According to Media Metrix, we reached 13.3% of the online audience, or approximately 8.2 million unique users, during March 1999. In addition, we deliver over 3.8 million newsletter dispatches per week to subscribers of our newsletter services. We derive revenues from a combination of:

         o   banner and sponsorship advertising on our online network

         o advertising and sales lead-based compensation from our recently introduced online shopping services

         o advertising sales and licensing fees from our television programming

CNET ONLINE

         Our online division produces a network of information and services offered under our CNET brand through CNET.com, our gateway for consumers interested in information technology and technology products and services. Among the primary channels that users can access through CNET.com are:

         o CNET Computers.com, a comprehensive source for computer hardware information combining broad product listings, descriptions and reviews

         o CNET Shopper.com, an extensive resource for determining where to buy computer products online with real-time pricing and links to manufacturers, retailers and resellers

         o CNET News.com, a technology information source offering news and analysis about the Internet and the computer industry

         o CNET Builder.com, an information source providing product reviews and industry news for the Web-builder community

         o CNET Gamecenter.com, an extensive gaming resource offering reviews and download information and links for popular computer games

         o   CNET Download.com, a comprehensive software download service

CNET TELEVISION

         Our television division, intended to strengthen our brand and complement our online division, includes the Digital Domain, a two-hour programming block broadcast on USA Networks and The Sci-Fi Channel. Digital Domain is composed of:

         o   CNET Central (technology news)

         o   The Web (Internet and online services)

         o   Cool Tech (consumer-oriented technology products)

         o   The New Edge (future technologies)

We also produce TV.com (technology products and news) and Tech Reports (90-second technology inserts for local news programs). Our television programming is broadcast to more than 75 million households and is syndicated nationally and in 40 international markets.

SHOPPING SERVICES

         Our shopping services help consumers decide what products to buy and where to buy them. Our shopping services are a very efficient marketing channel for sellers of technology products who are trying to reach a targeted audience of potential buyers. These services, initiated in September 1998 through CNET Computers.com and CNET Shopper.com, are among the industry's leading information resources for buyers of technology products. We assist the consumer with the initial phase of a product buying decision by providing high-quality editorial content, including reviews and recommendations. This information is supplemented by real-time pricing information from competing vendors covering more than 120,000 products. Our shopping services also provide one-click access to these vendors. This enables the user to order the desired product from the supplier of their choice. We believe that our online database of products and prices is the largest publicly-accessible computer product database in the world. In the month of March 1999, our shopping services generated an average of 104,000 leads per day, compared to an average of 90,000 leads in the month of December 1998. Our 1999 merchant program has 83 participants compared to 70 in the fourth quarter of 1998.

         In assisting sellers of computer products reaching buyers online, we address a significant market. According to Jupiter Communications, technology products represent the largest e-commerce category on the Web. Purchases of PC hardware and software are expected to be 45% of the estimated $8.2 billion consumers will spend online in 1999. Forrester Research estimates that 46%, or approximately $50 billion, of the estimated $108 billion projected to be spent by businesses online in 1999 will be spent on computers and electronics.

         We continue to explore new commerce-related opportunities in which our content, traffic and technology will allow us to provide value to buyers and sellers of technology products. In addition, we may increase significantly marketing efforts designed to broaden audience reach and to strengthen the CNET brand as the leading online source for information and services on computing, technology and information systems.

OUR OTHER VENTURES

         We are also an owner of Snap.com, the free Internet directory, search, and navigation portal service controlled by NBC Multimedia, Inc. We effectively own approximately 40% of Snap! L.L.C. We also own approximately 9% (2.3 million shares) of Vignette Corporation (Nasdaq:VIGN), a manufacturer of Web publishing software. In March 1999, BuyDirect.com, Inc., a Web retailer of downloadable software was acquired by Beyond.com (Nasdaq:BYND). We formally held a 16% stake in BuyDirect.com. We now hold approximately 750,000 shares of common stock of Beyond.com.

OUR RECENT DEVELOPMENTS

         o   ACQUISITION OF KILLERAPP. On March 22, 1999, we acquired
             KillerApp Corporation, in a stock-for-stock exchange valued at approximately $46.6 million. KillerApp owns and operates KillerApp (www.KillerApp.com), an online network of comparison shopping services for computer and consumer electronics products. With the acquisition, we intend to expand our Shopper.com service and solidify our position as a leading resource for computer products and prices and accelerate our entry into the consumer electronics category.

OUR OPERATING RESULTS

         o On April 21, 1999, we announced quarterly results for the period ended March 31, 1999. Our revenues for the quarter totaled $19.6 million, a 101% increase over revenues of $9.8 million for the quarter ended March 31, 1998. Proforma net income for the quarter was $3.4 million, or $0.09 per share diluted, (excluding goodwill amortization related to the acquisition of Winfiles.com and gains on the sale of equity investments) compared to a net loss of $5.7 million, or $0.19 per share diluted, for the first quarter of 1998. Including goodwill amortization and gains from the sale of equity investments, net income equaled $23.0 million, or $0.61 per share diluted for the first quarter of 1999.

         o Revenues for our online operations increased 124% to $18.0 million for the quarter, versus $8.0 million in the first quarter of 1998. Quarter-to-quarter traffic on our online operations increased 16% to 9.5 million average daily page views in the first quarter, from 8.2 million average daily page views in the fourth quarter of 1998. Our television operations remained profitable on revenues of $1.7 million in the first quarter of 1999. Revenues for television operations were $1.8 million in the first quarter of 1998.

                                  RISK FACTORS

         Before investing our common stock offered by this prospectus, you should carefully consider the following risk factors and warnings, in addition to all of the other information we have provided to you in this prospectus. Also, you should be aware that the risks described below are not the only ones facing us. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of those risks or any of the risks described below actually occur, our business, financial condition, prospects or results of operations could be materially and adversely affected. In that case, the trading price of the common stock offered in this prospectus could decline, and you may lose all or part of your investment.

         This prospectus contains or incorporates by reference statements about our future that are not statements of historical fact. In some cases, you can identify these statements by terminology such as "may," "will," "should," expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially and adversely from any forward-looking statement.

         We Have a Limited Operating History and an Accumulated Deficit, Which Makes Your Evaluation of Us Difficult and Affects Many Aspects of Our Business. We have a limited operating history upon which you can evaluate us. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in developing industries, particularly companies in the relatively new and rapidly evolving market for Internet products, content and services. Such risks for us include, but are not limited to:

         o   an evolving and unpredictable business model

         o   uncertain acceptance of new services including CNET Shopper.com

         o   competition

         o   management of growth.

We cannot assure you that we will succeed in addressing such risks. If we fail to do so, our revenues and operating results could be materially reduced.

         Additionally, our limited operating history and the emerging nature of the markets in which we compete makes the prediction of future operating results difficult or impossible. We cannot assure you that our revenues will increase or even continue at their current level or that we will maintain profitability or generate cash from operations in future periods. In addition, interest that we pay on our indebtedness, including the notes, and costs of our acquisitions, including amortization of goodwill and other purchased intangibles and ongoing operating expenses, will or may further affect our operating results. We have incurred significant losses since we were formed. We may continue to incur losses in the future. For example, if we were to increase significantly our marketing expenses, which we are considering, it is possible that we would incur losses as a result. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indicating what our future performance will be.

         If currently available cash and cash generated by operations is insufficient to satisfy our liquidity requirements, we may be required to sell additional equity or debt securities. The sale of additional equity or debt securities that are convertible into equity would result in additional dilution to our stockholders. There can be no assurance that financing will be available in amounts or on terms that we find acceptable.

         We May Experience Fluctuations in Our Quarterly Operating Results, Which Could Adversely Affect Our Financial Results. Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results attributable to our Internet operations include the other risk factors described in this prospectus. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures could materially reduce our operating results and adversely affect our financial condition.

         Quarterly operating results attributable to our television operations are generally dependent on the costs we incur in producing our television programming. If the costs of producing television programs exceed licensing and distribution revenues, we could incur losses with respect to our television operations. As a result of our strategy to cross market our television and Internet operations, a decrease in the number of viewers of our television programs may lead to a reduction in the usage of our Internet channels which would materially reduce our revenues and adversely affect our financial condition.

         Due to all of the foregoing factors, it is likely that our operating results may fall below our expectations or the expectations of securities analysts or investors in some future quarter. If this happens, the trading price of our common stock and the trading price of our notes would likely be materially adversely affected.

         Our Internet Content and Services May Not be Accepted, Which Could Adversely Affect Our Profitability. Our future success depends upon our ability to deliver original and compelling Internet content and services that attract and retain users. We cannot assure you that our content and services will be attractive to a sufficient number of Internet users to generate revenues sufficient for us to sustain operations. If we are unable to develop Internet content and services that allow us to attract, retain and expand a loyal user base that is attractive to advertisers and sellers of technology products, we will be unable to generate revenue.

         Our Television Programming May Not Be Successful, Which Could Adversely Affect Our Profitability. We cannot assure you that television broadcasters, cable networks or their viewers will accept our television programming. The successful development and production of television programming is subject to numerous uncertainties, including the ability to:

         o anticipate and successfully respond to rapidly changing consumer tastes and preferences

         o obtain favorable distribution rights o fund new program development

         o attract and retain qualified producers, writers, technical personnel and television hosts.

We may be unable to increase or sustain our revenues if we fail to develop television programming that allows us to attract, retain and expand a loyal television audience, or if we fail to retain or develop distribution channels for our television programming.

         Our Failure to Compete Successfully Could Adversely Affect Our Prospects and Financial Results. The market for Internet content and services is new, intensely competitive and rapidly evolving. It is not difficult to enter this market and current and new competitors can launch new Internet sites at relatively low cost. There can be no assurance that we will compete successfully with current or future competitors.

         If We Fail to Effectively Manage Our Growth, Our Business Could be Adversely Affected. We have rapidly and significantly expanded our operations and anticipate that further expansion of our operations may be required in order to address potential market opportunities. This rapid growth has placed, and we expect it to continue to place, a significant strain on our management, operational and financial resources. We cannot assure you that:

         o our current personnel, systems, procedures and controls will be adequate to support our future operations

         o management will be able to identify, hire, train, motivate or manage required personnel

         o management will be able to successfully identify and exploit existing and potential market opportunities.

         If We Experience Difficulties With Our System Development and Operations, Our Business Could be Adversely Affected. Our Internet revenues consist primarily of revenues derived from the sale of advertisements and other fees from sellers of technology products on our Internet channels, in particular from arrangements with our advertising customers that provide for a guaranteed number of impressions. If our Internet channels are unavailable as a result of a system interruption we may be unable to deliver the number of impressions guaranteed by these agreements. We must continue to develop and maintain our operating systems to respond to increasing usage and changes in technology. We can offer no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our Internet channels or will be able to, in a timely manner, effectively upgrade and expand our systems. If our operating systems do not operate efficiently and on a consistent basis, our revenues and financial condition will be materially adversely affected.

         Our Financial Results Will Be Adversely Affected If We Fail to Sustain Our Advertising Revenues. Historically, we have derived our revenues primarily from the sale of advertising and other fees from sellers of technology products on our Internet channels and from advertising and license fees from producing our television programs. Most of our advertising contracts can be terminated by the customer at any time on very short notice. If we lose advertising customers, fail to attract new customers or are forced to reduce advertising rates in order to retain or attract customers, our revenues and financial condition will be materially adversely affected.

         If the Internet Is Not Accepted as an Advertising Medium Our Business Could Be Adversely Affected. Our Internet advertising customers have only limited experience with the Internet as an advertising medium and neither these customers nor their advertising agencies have devoted a significant portion of their advertising budgets to Internet-based advertising in the past. Some of our potential customers have little or no experience with the Internet as an advertising medium and have not devoted significant portions of their advertising budgets to Internet-based advertising in the past. In order for us to generate advertising revenues, advertisers and advertising agencies must direct a significant portion of their budgets to the Internet and, specifically, to our Internet sites. Acceptance of the Internet among advertisers and advertising agencies also depends to a large extent on the growth of use of the Internet by consumers, which is very uncertain, and on the acceptance of new methods of conducting business and exchanging information. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, our revenues and financial condition will be materially adversely affected. In addition, users can purchase software that is designed to block banner advertisements from appearing on their computer screens as the user navigates on the Internet. This software is intended to increase the navigation speed for the user. Our revenues could be materially reduced if this software or other ad-blocking technology becomes widely-used.

         If Our Brand Is Not Accepted or Maintained, Our Financial Results Could Be Adversely Affected. Promotion of the CNET brand will depend largely on our success in providing high quality Internet and television programming. If consumers do not perceive our existing Internet and television content to be of high quality, or if we introduce new Internet channels or television programs or enter into new business ventures that are not favorably received by consumers, we will not be successful in promoting and maintaining our brand. If we are unable to provide high quality content and services or otherwise fail to promote and maintain our brand, or if we incur excessive expenses in an attempt to or promote and maintain our brand, our revenues and financial condition will be materially adversely affected.

         Loss of Key Personnel Could Adversely Affect Our Business. Our success depends to a large extent on the continued services of Halsey M. Minor, Shelby
W. Bonnie and the other members of our senior management team. Our success is also dependent on our ability to attract, retain and motivate other officers and key employees. We do not have "key person" life insurance policies on any of our officers or other employees. The production of content and services for the Internet and television requires highly skilled writers and editors and personnel with sophisticated technical expertise. We have encountered difficulties in attracting qualified software developers for our Internet channels and related technologies. If we do not attract, retain and motivate the necessary technical, managerial, editorial and sales personnel, there could be a material adverse effect on our business and operating results.

         We Have Risks Associated With Television Distribution and We Are Dependent on USA Networks, Which Could Adversely Affect Our Financial Condition. The USA Network and the Sci-Fi Channel, both of which are owned by USA Networks, currently carries substantially all of our television programming pursuant to an agreement that expires on June 30, 1999. We cannot assure you that we will be able to obtain distribution for our television programming after June 30, 1999. In such event, our brand, revenues and financial condition may be materially and adversely affected.

         Risks Associated With Technological Change Could Adversely Affect Many Aspects of Our Business. Characteristics of the market for Internet products and services include:

         o   rapid technological developments

         o   frequent new product introductions

         o   evolving industry standards.

         The emerging character of these products and services and their rapid evolution requires that we continually improve the performance, features and reliability of our Internet content, particularly in response to competitive offerings. We cannot assure you that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures to modify or adapt our Internet channels and services and could fundamentally affect the character, viability and frequency of Internet-based advertising. Any of these events could have a material adverse effect on our financial condition and operating results.

         Our Failure to Develop and Maintain Relationships With Third Parties Could Adversely Affect Our Financial Condition. We rely on the cooperation of owners and operators of other Internet sites in connection with the operation of our Internet channels and services. We cannot assure you that this cooperation will be available on acceptable commercial terms or at all. Our ability to develop original and compelling Internet content and service is also dependent on maintaining relationships with and using products provided by third party vendors of Internet development tools and technologies, such as:

         o   Macromedia's Shockwave

         o   Microsoft's ActiveX

         o   Progressive Networks' RealAudio

         o   Sun Microsystems' Java

         Our ability to advertise on other Internet sites and the willingness of the owners of such sites to direct users to our Internet channels through hypertext links are also critical to the success of our Internet operations. If we are unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if our competitors are better able to capitalize on these relationships, our financial condition and operating results will be materially adversely affected.

         We May Have Difficulties With Our Acquisitions and Investments, Which Could Adversely Affect Our Growth and Financial Condition. From time to time, we consider new business opportunities and ventures, including acquisitions, in a broad range of areas. Any decision by us to pursue a significant business expansion or new business opportunity could:

         o require a substantial investment of capital, which could have a material adverse effect on our financial condition and our ability to implement our existing business strategy

         o require the issuance of additional equity interests, which would be dilutive to our current stockholders

         o result in operating losses o place additional, substantial burdens on our management personnel and our financial and operational systems

         We can offer no assurance that we will have sufficient capital to pursue any investment or acquisition. We can offer no assurance that we will be able to develop any new Internet channel or service or other new business venture in a cost effective or timely manner or that it would be profitable.

         We May Have Difficulties With Our Business Combinations and Strategic Alliances, Which Could Adversely Affect Our Growth and Financial Condition. We may choose to expand our operations or market presence by entering into:

         o   agreements

         o   business combinations

         o   investments

         o   joint ventures

         o   other strategic alliances with third parties.

         Examples of this include our agreement with America Online and our joint venture with an affiliate of NBC to operate the snap. Internet portal service. Any transaction will be accompanied by risks, which include, among others:

         o the difficulty of assimilating the operations, technology and personnel of the combined companies

         o   the potential disruption of our ongoing business

         o the possible inability to retain key technical and managerial personnel o additional expenses associated with amortization of goodwill and other purchased intangible assets

         o additional operating losses and expenses associated with the activities and expansion of acquired businesses

         o the possible impairment of relationships with existing employees and advertising customers.

         We can offer no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with any transaction or that any transaction will be profitable.

         We Depend on Intellectual Property Rights, and Others May Infringe Upon Those Rights. We rely on trade secret and copyright laws to protect our proprietary technologies. We cannot assure you that:

         o   these laws will provide sufficient protection

         o that others will not develop technologies that are similar or superior to ours

         o that third parties will not copy or otherwise obtain and use our technologies without authorization.

         Any of these events could have a material adverse effect on our business.

         We Have Risks Associated with Domain Names. We currently hold various Web domain names relating to our brand and Internet channels. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. We cannot assure you that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, or infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any inability to acquire or maintain domain names could have a material adverse effect on our business.

         Changes in Regulations Could Adversely Affect Many Aspects of Our Business. Although there are currently few laws and regulations directly applicable to the Internet, it is possible that new laws and regulations will be adopted covering issues such as:

         o   privacy

         o   copyrights

         o   obscene or indecent communications

         o pricing, characteristics and quality of Internet products and services.

         The adoption of restrictive laws or regulations could:

         o   decrease the growth of the Internet

         o   reduce our revenues

         o   expose us to significant liabilities.

         We Depend on the Continued Growth in Use of the Internet. The rapid growth in the use of and interest in the Internet is a recent phenomenon. We can offer no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of users will develop to support our business.

         We can offer no assurance that the Internet infrastructure will be able to support the demands placed upon it by:

         o   increases in the number of users

         o   an increase in frequency of use

         o   an increase in the bandwidth requirements of users.

         In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, our revenues and financial condition would be materially adversely affected.

         We Have Capacity Constraints and May Be Subject to System Disruptions. Our ability to attract Internet users and maintain relationships with advertising customers depends on the satisfactory performance, reliability and availability of our Internet channels and our network infrastructure. Our Internet advertising revenues directly relate to the number of advertisements delivered by us to users. System interruptions that result in the unavailability of our Internet channels or slower response times for users would reduce the number of advertisements delivered and reduce the attractiveness of our Internet channels to users and advertisers. We have experienced periodic system interruptions in the past and believe that such interruptions will continue to occur from time to time in the future. Any increase in system interruptions or slower response times resulting from these factors could have a material adverse effect on our revenues and financial condition.

         Our Internet and television operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. All of our servers and television production equipment is currently located in San Francisco, California, an area that is susceptible to earthquakes. Since launching our first Internet site in June 1995, we have experienced system downtime for limited periods due to power loss and telecommunications failures, and there can be no assurance that interruptions in service will not materially adversely affect our operations in the future. For example, during 1998, we experienced two power interruptions which resulted in the unavailability of our Internet channels and services for portions of two days. We do not carry sufficient business interruption insurance and do not carry earthquake insurance to compensate us for losses that may occur. Any losses or damages that we incur could have a material adverse effect on our financial condition.

         Our Business Involves Risks of Liability Claims for Our Internet and Television Content, Which Could Result in Significant Costs. As a publisher and a distributor of content over the Internet and television, we face potential liability for:

         o   defamation

         o   negligence

         o   copyright

         o   patent or trademark infringement

         o other claims based on the nature and content of the materials that we publish or distribute.

         Claims such as these have been brought, and sometimes successfully pressed, against online services. In addition, we could be exposed to liability in connection with material indexed or offered on our sites. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to reimburse us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our financial condition.

         We Have Security Risks. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may be required to expend significant capital and resources to protect against the threat of security breaches or to alleviate problems caused by breaches in security. For example, so-called "spiders" have and can be used in efforts to copy our databases, including our database of technology products and prices.

         Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, particularly as a means of conducting commercial transactions. To the extent that activities of us or third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We can offer no assurance that contractual provisions attempting to limit our liability in these areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements.

         We Depend on Licensed Technology. We rely on certain technology licensed from third parties. We cannot assure you that these third party technology licenses will be available or will continue to be available to us on acceptable commercial terms or at all.

         Our Substantial Debt Exposes Us to Risks That Could Adversely Affect Our Financial Condition. We have substantial indebtedness. The level of our indebtedness, among other things, could:

         o make it difficult for us to make payments on our convertible subordinated notes

         o   make it difficult for us to obtain financing in the future

         o limit our flexibility in planning for, or reacting to changes in, our business

         o make us more vulnerable in the event of a downturn in our business.

         We can offer no assurance that we will be able to meet our debt service obligations, including our obligations under the convertible subordinated notes issued pursuant to our 144A offering during first quarter of this year.

         We May Be Unable To Pay Our Debt Service and Other Obligations. Our operating income and cash flow generated during 1998 would have been insufficient to pay the amount of interest payable annually on our indebtedness. We can offer no assurance that we will be able to pay interest and other amounts due on our indebtedness. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements in our indebtedness, we would be in default under the terms of our indebtedness. Any default would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under our other indebtedness. Any default under our indebtedness could have a material adverse effect on our financial condition.

         Year 2000 Problems For Us, Our Suppliers or Our Customers Could Increase Our Liabilities or Expenses and Impact Our Profitability . We are in the assessment phase of our year 2000 program. We can offer no assurance that we will not experience serious unanticipated negative consequences and/or additional material costs caused by undetected errors or defects in the technology used in our internal systems, or by failures of our vendors/partners to address their year 2000 issues in a timely and effective manner.

         The Price of Our Common Stock Is Subject to Wide Fluctuation. The trading price of our common stock is subject to wide fluctuations. The trading price of our common stock may fluctuate in response to a number of events and factors, many of which are beyond our control, such as:

         o   quarterly variations in operating results

         o   announcements of innovations

         o new products, strategic developments or business combinations by us or our competitors

         o   changes in our expected operating expense levels or losses

         o changes in financial estimates and recommendations of securities analysts

         o the operating and securities price performance of other companies that investors may deem comparable to us

         o   news reports relating to trends in the Internet

         o   other events or factors

         In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance.

         We Have a Substantial Number of Shares of Common Stock That May Be Sold, Which Could Affect the Trading Price of Our Common Stock. We have a substantial number of shares of common stock subject to stock options and warrants and notes may be converted into shares of common stock. We cannot predict the effect, if any, that future sales of shares of common stock or notes, or the availability of shares of common stock or notes for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the notes), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and notes.

         Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law Could Deter Takeover Attempts. Some provisions in our certificate of incorporation and bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control. Our stockholders might view any transaction of this type as being in their best interest since the transaction could result in a higher stock price than the current market price for our common stock. Among other things, our certificate of incorporation and bylaws:

         o authorize our board of directors to issue preferred stock in series with the terms of each series to be fixed by our board of directors

         o divide our board of directors into three classes so that only approximately one-third of the total number of directors is elected each year

         o   permit directors to be removed only for cause

         o specify advance notice requirements for stockholder proposals and director nominations

         In addition, with certain exceptions, the Delaware General Corporation Law restricts mergers and other business combinations between us and any stockholder that acquires 15% or more of our voting stock.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Instead of repeating information in this prospectus that we have already filed with the SEC, SEC rules permit us to "incorporate by reference" the information we file with them. These rules mean that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of our shares offered by this prospectus.

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         o Our Reports on Form 8-K filed March 1, 1999, March 17, 1999, April 1, 1999 and April 22, 1999;

         o   Our Proxy Statement filed April 22, 1999; and

         o The description of our common stock contained in our Registration Statement on Form 8-A filed on June 17, 1996, including any amendments or reports filed for the purpose of updating such description.

                       WHERE YOU CAN GET MORE INFORMATION

         We have filed a registration statement with the SEC to register the common stock that the selling stockholders are offering to you. This prospectus is part of that registration statement. As allowed by the SEC's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your request, we will provide you, without charge, with a copy of the registration statement or any of the exhibits to the registration statement. If you want more information, write or call us at:

                                   CNET, Inc.
                              150 Chestnut Street
                        San Francisco, California 94111
                           Telephone: (415) 395-7800
                       Attention: Chief Financial Officer

         Our fiscal year ends December 31. We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically, such as us, at http://www.sec.gov.

                          ----------------------------

         Information contained on our Internet network will not be deemed to be part of this prospectus.

                              SELLING STOCKHOLDERS

         The table below sets forth information with respect to the beneficial ownership of our common stock by the selling stockholders immediately prior to this offering and as adjusted to reflect the sale of shares our common stock pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the respective selling stockholders. Percentages are based on the 35,371,835 shares of Common Stock outstanding on March 31, 1999.


                                              Beneficial Ownership                       Beneficial Ownership
                                                Prior to Offering                           After Offering
                                   -------------------------------------------       ---------------------------
                                   Number of         Percent of      Shares to        Number of       Percent of
Name of Beneficial Owner             Shares            Class          be Sold           Shares          Class
------------------------           ---------         ----------      ---------        ---------       ----------
Benjamin Chiu                       326,150            0.922%          163,075         163,075          0.461%

Ming Chien                           90,605            0.256%           45,303          45,302          0.128%

Nick Hornig                          36,239            0.102%           18,120          18,119          0.051%

C. S. Ho                             20,415            0.057%           10,208          10,207          0.028%

Dragonvision International           17,232            0.048%            8,616           8,616          0.024%
Corp.

Primus Holdings (BVI) Inc.            4,501            0.012%            2,251           2,250          0.006%

Infopro Investment, Inc.              4,501            0.012%            2,251           2,250          0.006%

Heayoon Woo                             900            0.002%              450             450          0.001%

Michael Mohr                          2,349            0.006%            1,175           1,174          0.003%

Custodian FBO

Jeffrey C. Mohr UTMA

Tae Hea Nahm                            225           0.0006%              113             112         0.0003%

Hardepler Family Partnership            261           0.0007%              131             130         0.0003%

Benson Lee                            4,501            0.012%            2,251           2,250          0.006%

Robert Su                             4,501            0.012%            2,251           2,250          0.006%

Peter Ow                              4,501            0.012%            2,251           2,250          0.006%

                              PLAN OF DISTRIBUTION

         The sale of the shares offered in this prospectus may be effected from time to time directly or by one or more broker-dealers or agents in one or more transactions on the Nasdaq National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

         In the event one or more broker-dealers or agents agree to sell the shares, they may do so by purchasing the shares as principals or by selling the shares as agent for the selling stockholders. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares.

         In order to comply with certain states' securities laws, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, our common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                USE OF PROCEEDS

         We will not receive any proceeds from the offering.

                                 LEGAL MATTERS

         The validity of the shares offered in this prospectus will be passed upon for us by Hughes & Luce, L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  Registration fee                                $4,988
                  Accounting fees and expenses                     2,500*
                  Legal fees and expenses                          5,000*
                  Miscellaneous expenses                           5,000*
                                                                 -------

                           Total:                              $  17,488
                                                               ---------

---------------
*  Estimated

All of the above expenses will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

         DGCL Section 145 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, agent or employee of the Company or who serves or served at the Company's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

         The indemnification provisions contained in the Company's Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-5 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 22, 1999.

                                   CNET, INC.


                                   By:  /s/ SHELBY W. BONNIE
                                        -----------------------------------
                                            Shelby W. Bonnie,
                                            Executive Vice President, Chief
                                            Operating Officer and Secretary

                                   By:  /s/ DOUGLAS N. WOODRUM
                                        -----------------------------------
                                            Douglas N. Woodrum,
                                            Executive Vice President, Chief
                                            Financial Officer and Chief
                                            Accounting Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                                   Title                                     Date
         ---------                                   -----                                     ----
/s/ HALSEY M. MINOR                         Chairman of the Board, President              April 22, 1999
--------------------------------               and Chief Executive Officer
Halsey M. Minor

/s/ SHELBY W. BONNIE                        Director, Executive Vice President,           April 22, 1999
Shelby W. Bonnie                               Chief Operating Officer and Secretary

/s/ DOUGLAS N. WOODRUM                      Director, Executive Vice President and        April 22, 1999
--------------------------------               Chief Financial Officer
Douglas N. Woodrum

/s/ ERIC ROBISON                            Director                                      April 22, 1999
--------------------------------
Eric Robison

/s/ MITCHELL E. KERTZMAN                    Director                                      April 22, 1999
--------------------------------
Mitchell E. Kertzman

/s/ JOHN C. COLLIGAN                        Director                                      April 22, 1999
--------------------------------
John C. Colligan

                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Shelby W. Bonnie and Douglas N. Woodrum his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title                                     Date
         ---------                                   -----                                     ----
/s/ HALSEY M. MINOR                         Chairman of the Board, President              April 22, 1999
--------------------------------               and Chief Executive Officer
Halsey M. Minor

/s/ SHELBY W. BONNIE                        Director, Executive Vice President,           April 22, 1999
--------------------------------               Chief Operating Officer and Secretary
Shelby W. Bonnie

/s/ DOUGLAS N. WOODRUM                      Director, Executive Vice President and        April 22, 1999
--------------------------------               Chief Financial Officer
Douglas N. Woodrum

/s/ ERIC ROBISON                            Director                                      April 22, 1999
--------------------------------
Eric Robison

/s/ MITCHELL E. KERTZMAN                    Director                                      April 22, 1999
--------------------------------
Mitchell Kertzman

/s/ JOHN C. COLLIGAN                        Director                                      April 22, 1999
--------------------------------
John C. Colligan

                               INDEX TO EXHIBITS

 Exhibit
 Number                     Description of Exhibits
--------                    -----------------------
      5.1         Opinion of Hughes & Luce, L.L.P.
     23.1         Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1)
     23.2         Consent of KPMG LLP
     24.1         Power of Attorney (included in Part II of this registration statement)